CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated April 11, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-55614 and 811-2625) of Dreyfus A Bonds Plus, Inc.

ERNST & YOUNG LLP
New York, New York
July 21, 2006